Exhibit 16.1

March 26, 2013

Securities and Exchange Commission

Mail Stop 9-5

450 Fifth Street, N.W.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the first three paragraphs of Item 4.01 included in the Form 8-K of INREIT Real Estate Investment Trust dated April 1, 2013, to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Widmer Roel PC

cc: Pete Winger, CFO, INREIT Real Estate Investment Trust